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                                                                 Exhibit 23.5


                    CONSENT OF HOULIHAN LOKEY HOWARD & ZUKIN
                            FINANCIAL ADVISORS, INC.

We hereby consent to the use of Annex C containing our opinion letter to the Special Committee of the Board of Directors of Interlott Technologies, Inc. ("Interlott") dated March 16, 2003, in the Registration Statement (Form S-4) and related Proxy Statement/Prospectus of GTECH Holdings Corporation ("GTECH") relating to the merger of Interlott with a wholly owned subsidiary of GTECH, and to the references to our firm in such documents. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                      /s/ Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

McLean, Virginia
April 25, 2003